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                                  EXHIBIT 23.03

                   CONSENT OF INDEPENDENT PUBLIC ACCOUTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the financial statements of Altsys Corporation dated November 28, 1994 incorporated by reference in Macromedia, Inc.'s Form 10-K for the year ended March 31, 1997 and to all references to our Firm included in this Registration Statement on Form S-8. It should be noted that we have audited the financial statements of Altsys Corporation as of and for the nine-month period ended September 30, 1994. We have not audited any financial statements subsequent to September 30, 1994 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

Dallas, Texas,
October 30, 1997